Exhibit 99.1

News Release

eGAIN ANNOUNCES FINANCIAL RESULTS FOR THE DECEMBER 2003 QUARTER

REPORTS 11% QUARTERLY SEQUENTIAL REVENUE GROWTH

SUNNYVALE, Calif. (February 3, 2004)—eGain Communications Corporation (Nasdaq: EGAN), a leading provider of customer service and contact center software, today announced financial results for the second quarter of fiscal year 2004.

Revenue for the quarter ended December 31, 2003 was $5.1 million, an 11% increase from the quarter ended September 30, 2003 and a 13% decrease from the comparable year-ago quarter. Gross profit for the quarter ended December 31, 2003, was $2.9 million, a gross margin of 57%, compared with a gross profit of $2.9 million, or a gross margin of 50% for the same period a year ago.

“We are pleased to get back on a stable performance track in the December quarter,” said Ashutosh Roy, Chief Executive Officer. “We experienced increased business based in part upon customer adoption of eGain Service 6, our next generation multi-channel service solution.” During the quarter, the company acquired 11 new customers and expanded its business with existing blue-chip clients. Among them were ABN AMRO Services Company, Avista Corporation, Charter Communications, GVB (Amsterdam Public Transport), IBM, Nokia, Safeway Inc., VentureLink Co. Ltd., Virgin Mobile Telecoms Limited, and Vodafone Ireland Ltd.

Net loss before dividends on convertible preferred stock for the quarter ended December 31, 2003 was $889,000, compared with $737,000 for the same period a year ago. Net loss applicable to common stockholders was $2.7 million, or $0.74 per share, compared with $2.4 million, or $0.67 per share, for the same period a year ago. The net loss applicable to common stockholders for the quarter ended December 2003 included the following charges: accreted dividends on convertible preferred stock of $1.8 million, amortization of intangible assets and prepaid licenses of $646,000, depreciation of $312,000 and restructuring charges of $46,000.

Pro forma net income was $115,000 or $0.03 per share for the quarter ended December 31, 2003 compared to pro forma net income of $56,000 or $0.02 per share for the same period a year ago. Pro forma net income figures exclude depreciation, amortization, accreted dividends on convertible preferred stock and restructuring charges. A table reconciling the pro forma net income (loss) to GAAP net loss is included in the condensed consolidated financial statements in this release.

Total cash, cash equivalents and restricted cash at the end of the December 2003 quarter were approximately $4.0 million compared to approximately $3.4 million at the end of September 2003. Included in the $4.0 million balance was $315,000 of restricted cash compared to $506,000 of restricted cash in the prior quarter. Days sales outstanding in accounts receivable were 41 days as of December 31, 2003 compared with 62 days as of December 31, 2002.

During the December 2003 quarter, the company was also recognized by industry experts for product innovation and customer service excellence. Among the highlights were:

•	eGain Service 6 suite was selected as a “product of the year” for 2003 by Customer Interaction Solutions Magazine

•	Several eGain customers were among Internet Retailer Magazine’s Best-of-the-Web Top 50 Retailing Sites for 2003

•	The company was listed as a Software Magazine Top 500 vendor

Use of Non-GAAP Financial Measures

To supplement eGain’s consolidated financial statements presented in accordance with GAAP (Generally Accepted Accounting Principles), eGain uses non-GAAP pro forma net income (loss) and pro forma net income (loss) per share measures, which are not in accordance with, nor are an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. eGain’s management believes that the presentation of these measures is useful to investors and other interested persons because, by excluding certain expenses we believe are not indicative of our core operating results, the users of the financial statements are provided with valuable insight into eGain’s operating results. Further, these non-GAAP results are one of the primary indicators eGain’s management uses for planning and forecasting future periods. In addition, eGain has consistently provided these pro forma measurements in previous earnings releases and believes that it is important to provide investors and other interested persons with a consistent basis for comparison between quarters.

About eGain Communications Corporation

eGain (Nasdaq: EGAN) is a provider of customer service and contact center software and services, trusted by world-class companies to achieve and sustain customer service excellence for over a decade. Twenty-four of the 50 largest global companies rely on eGain to transform their traditional call centers into profit centers, and extend their service-based competitive advantage. eGain Service 6™, the company’s software suite, available licensed or hosted, includes integrated applications for customer email management, live web collaboration, service fulfillment, knowledge management, and web self-service. These robust applications are built on the eGain Service Management Platform ™ (eGain SMP™), designed to be a scalable next-generation framework that includes end-to-end service process management, multi-channel, multi-site contact center management, a flexible integration approach, and certified out-of-the-box integrations with leading call center, content and business systems.

Headquartered in Sunnyvale, California, eGain has an operating presence in 18 countries and serves over 800 enterprise customers worldwide. To find out more about eGain, visit http://www.eGain.com or call the company’s offices—United States: (888) 603-4246 ext. 9; London: +44 (0) 1753-464646; Tokyo: 81-3-5778-7590.

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the challenging economic environment; the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 29, 2003, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:
Peggy Prendergast	408-212-3448
408-212-3506	IRegain@eGain.com
PR@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2003	June 30, 2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$3,730	$4,407
Restricted cash	315	791
Accounts receivable, net	2,328	3,270
Prepaid and other current assets	2,356	2,897

Total current assets	8,729	11,365

Property and equipment, net	570	1,192
Goodwill, net	4,880	4,880
Intangible assets, net	591	1,204
Other assets	202	397

	$14,972	$19,038

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,209	$1,486
Accrued compensation	841	864
Accrued liabilities	1,266	1,918
Deferred revenue	3,578	4,333
Current portion of accrued restructuring	713	1,194
Current portion of bank borrowings	526	1,649
Current portion of notes payable	30	78
Current portion of capital lease obligations	16	15

Total current liabilities	8,179	11,537

Related party notes payable	3,972	1,964
Capital lease obligations, net of current portion	1	10
Accrued restructuring, net of current portion	1,298	1,203
Other long term liabilities	246	243

Total liabilities	13,696	14,957

Stockholders’ equity:
Cumulative convertible preferred stock	105,021	101,371
Common stock	4	37
Additional paid-in capital	210,205	213,620
Notes receivable from stockholders	(105)	(102)
Deferred stock compensation	—	(38)
Accumulated other comprehensive income (loss)	(266)	(185)
Accumulated deficit	(313,583)	(310,622)

Total shareholders’ equity	1,276	4,081

	$14,972	$19,038

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Revenue:
License	1,254	1,819	2,044	3,636
Support and Services	3,836	4,004	7,619	7,858

Total revenue	5,090	5,823	9,663	11,494
Cost of license	432	432	865	865
Cost of support and services	1,741	2,181	3,268	5,164
Cost of revenue—acquisition related	—	300	—	600

Gross profit	2,917	2,910	5,530	4,865

Operating costs and expenses:
Research and development	660	1,381	1,725	3,314
Sales and marketing	2,011	2,224	4,136	5,698
General and administrative	939	1,213	1,848	2,663
Amortization of other intangible assets	306	337	612	674
Amortization of deferred compensation	—	39	—	105
Restructuring	46	(1,285)	167	(238)

Total operating costs and expenses	3,962	3,909	8,488	12,216

Loss from operations	(1,045)	(999)	(2,958)	(7,351)
Non-operating income (expenses)	156	262	(3)	196

Net loss	$(889)	$(737)	$(2,961)	$(7,155)

Dividends on convertible preferred stock	(1,825)	(1,708)	(3,650)	(3,416)

Net loss applicable to common stockholders	$(2,714)	$(2,445)	$(6,611)	$(10,571)

Per share information:

Basic and diluted net loss per common share	$(0.74)	$(0.67)	$(1.80)	$(2.89)

Weighted average shares used in computing basic and diluted net loss per common share	3,688	3,663	3,682	3,662

Supplemental information:

Non-GAAP financial measures and reconciliation
Net loss applicable to common stockholders	(2,714)	(2,445)	(6,611)	(10,571)
Less: Amortization of other intangible assets	306	637	612	1,274
Amortization of deferred compensation	—	39	—	105
Amortization of prepaid licenses	340	313	642	673
Depreciation	312	1,089	724	2,402
Dividends on convertible preferred stock	1,825	1,708	3,650	3,416
Restructuring costs	46	(1,285)	167	(238)

Pro forma net income / (loss):	115	56	(816)	(2,939)

Basic and diluted pro forma net income / (loss) per common share	$0.03	$0.02	$(0.22)	$(0.80)